Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-8

Tigo Energy, Inc.

Table 1: Newly Registered Securities

Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.0001 per share	(1)	Other	2,112,736	$3.5550	$7,510,776.48	0.0001381	$1,037.24

Total Offering Amounts:						$7,510,776.48		1,037.24
Total Fee Offsets:
Net Fee Due:								$1,037.24

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Offering Note(s)

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock, par value $0.0001 per share (the “Common Stock”) of Tigo Energy, Inc. (the “Company” or the “Registrant”) that may become issuable under the terms of the Company’s 2023 Incentive Plan (the “2023 Incentive Plan”) by reason of any share split, share dividend, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based upon the average of the high and low selling prices of the Common Stock on March 13, 2026, as reported on the Nasdaq Stock Market LLC.

Represents additional shares reserved for issuance authorized as of January 1, 2026 under the evergreen provision of the 2023 Incentive Plan.